De Joya Griffith & Company, LLC

CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

June 30, 2010

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K dated June 21, 2010 and Form 8-K/A dated June 30, 2010 of Cascade Technologies Corp. and are in agreement with the statements contained in the first two sentences of the first paragraph and the second and third paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/Marlene Hutcheson, CPA

Partner

De Joya Griffith & Company LLC

Member Firm with Russell Bedford International

2580 Anthem Village Dr., Henderson, NV 89052

Telephone (702) 563-1600 . Facsimile (702) 920-8049